EXHIBIT 99.1

j2 Global Files Patent Infringement Suit Against CallWave, Inc.

Los Angeles—August 25, 2004—j2 Global Communications, Inc. [NASDAQ: JCOM], the provider of outsourced, value-added messaging and communications services, today announced that it has filed a patent infringement lawsuit against CallWave, Inc., a provider of communications application services based in Santa Barbara, Calif. The suit, filed in the U.S. District Court for the Central District of California, alleges that CallWave violates claims of U.S. Patent No. 6,350,066, entitled “Systems And Methods For Storing, Delivering, and Managing Messages.”

j2 Global is seeking remedies in the form of monetary damages for past infringement, as well as injunctive relief prohibiting CallWave from continuing to infringe the patent.

“We have invested heavily to develop and acquire technologies which we use to provide valuable, cutting-edge services to our customers,” said Scott Jarus, president of j2 Global. “This lawsuit reflects our continued commitment to protect these investments by vigorously pursuing the unauthorized and unlicensed use of our intellectual property.”

j2 Global owns more than 15 issued U.S. and foreign patents, and has numerous pending patent applications. These patents and patent applications relate to various innovations in the fields of unified communications, multimedia messaging, Internet fax and voice messaging, and document management.

About j2 Global Communications
Founded in 1995, j2 Global Communications, Inc., provides outsourced, value-added messaging and communications services to individuals and businesses around the world. j2 Global’s network spans more than 1,350 cities in 20 countries on five continents. The Company offers faxing and voicemail solutions, document management solutions, Web-initiated conference calling, and unified-messaging and communications services. j2 Global markets its services principally under the brand names eFax®, j2®, jConnect®, JFAX®, eFax Corporate®, Electric Mail®, jBlast®, eFax BroadcastTM, PaperMaster®, ConsensusTM, M4 Internet®, Onebox® and Protofax®. As of June 30, 2004, j2 Global had achieved 29 consecutive quarters of revenue growth and 10 consecutive quarters of positive earnings. For more information about j2 Global, please visit www.j2global.com.

Contacts:
Christine Brodeur	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-829-0556	323-372-3617
c.brodeur@socketmedia.com	press@j2global.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995, particularly those contained in the “Business Outlook” portion. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Subscriber growth and retention; variability of usage-based revenue based on changing conditions in particular industries and the economy generally; ability to obtain telephone numbers in sufficient quantities on acceptable terms; protection of the Company’s proprietary technology or infringement by the Company of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and telecommunications; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 15, 2004, and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov.